Exhibit 99.1

SOURCECORP Reports 4th Quarter and Year-end 2005

Operating results

DALLAS, Texas (March 31, 2006) – SOURCECORP, Inc. (NASDAQ: SRCP), a leading provider of business process outsourcing (BPO) and consulting solutions, today reported revenues from continuing operations for the fourth quarter and full year 2005 of $98.0 million and $415.9 million respectively.    Reported earnings per share from continuing operations for the fourth quarter and full year 2005 were a loss of ($1.48) and income of $0.61 respectively.

Fourth Quarter 2005 Operating Results

The Company reported $98.0 million of revenue for the fourth quarter of 2005 compared to $92.0 million for the same quarter of the prior year, an increase of 6.5 percent. The Company’s fourth quarter 2005 revenue increase is driven by strong contributions from our Information Distribution and Legal service offerings.  Driven by excellent new project growth, our Legal service offerings had a combined revenue increase of 23.9 percent.  The Information Distribution service offering produced revenue growth of 7.8 percent, which was driven by growth from current and new customers and the net impact of an early termination fee.   Additionally, revenue in our Information Management service offering rose 4.8 percent, with the healthcare payer and the mortgage vertical markets showing continued strength.  Partially offsetting these positive revenue trends was a revenue decline of 5.5 percent in our HealthSERVE service offerings due primarily to customer discontinuances in the release of information offering, and revenue losses related to Hurricane Katrina of approximately $1.4 million.

Significant Events

The Company’s reported results were also impacted by other significant events, which are discussed below:

Settlement Agreement

As previously announced by the Company on December 28, 2005, the Company received during the fourth quarter of 2005 the final payment (approximately $8.2 million) that was owed the Company under the $30 million settlement agreement it announced on September 27, 2005.  The settlement agreement related to the Company’s claims against former owners of the Company’s operating subsidiary that was the subject of its internal investigation and financial restatement.

Tax Expense

Tax expense during the fourth quarter of 2005 includes a benefit of approximately $1.4 million related to the favorable reduction of certain federal and state tax contingencies.

Goodwill Impairment

In connection with the preparation and review of the Company’s consolidated financial statements for its Annual Report on Form 10-K for the year ended December 31, 2005, the Company performed the annual goodwill impairment test as of October 31, 2005 as required by SFAS No. 142, “Goodwill and Other Intangible Assets” and, as a result of such test, the Company’s management concluded, and the Company’s Audit Committee concurred, that a non-cash goodwill impairment charge of $38.3 million (approximately $33.3 million after tax) was required, which was recorded in the quarter ended December 31, 2005.  The fourth quarter charge relates to the Company’s HealthSERVE reporting unit within the Healthcare, Regulatory and Legal Compliance reportable segment.

This impairment charge does not require current or future cash expenditures and was identified to Apollo Management, L.P. and its acquisition related affiliates prior to the entry into the Agreement and Plan of Merger, dated as of March 7, 2006, which was described in the Company’s Current Report on Form 8-K dated March 8, 2006, and discussed below.

Earnings Per Share

The Company reported a loss per share from continuing operations of ($1.48) for the fourth quarter of 2005, compared to income of $0.11 per share in Q4 of 2004. Excluding the impacts of the above described legal settlement, goodwill impairment, net tax expense adjustment, and one-time legal and regulatory expenses, earnings per share from continuing operations would have been $0.25 compared to $0.15 in Q4 of 2004, as shown below.

Impact on Q4 Earnings and EPS

Of the Above Items

	Q4 2005		Q4 2004
	After-tax Earnings (in thousands)	Earnings per Share From Continuing Operations	After-tax Earnings (in thousands)	Earnings per Share From Continuing Operations
As Reported	$(23,108)	$(1.48)	$1,820	$0.11
Legal Settlement	$(4,954)	$(0.32)	0	0
Resolution of tax contingencies	$(1,432)	$(0.09)	$(665)	$(0.04)
One-time charges	254	$0.02	1,198	$0.08
Goodwill impairment	33,259	$2.13	0	0
As Adjusted	$4,019	$0.26	$2,353	$0.15

(Earnings per share calculated on a fully diluted basis)

Full Year 2005 Operating Results

For the fiscal year ended December 31, 2005, the Company reported $415.9 million of revenue compared to $381.6 million in the prior year, an increase of 9.0 percent.  During 2005, the Company recognized remediation revenue of $8.1 million related to agreements the Company entered into with customers impacted by the Company’s 2004 internal investigation.  Excluding the favorable impact of the remediation revenue, the Company achieved year over year growth of 6.9 percent. The Company’s full year revenue increase, excluding remediation revenue, is driven by strong contributions from our Legal and Information Management service offerings, which contributed 20.4 percent and 10.5 percent to growth, respectively.  The 20.4 percent revenue increase from our Legal service offerings was a result of increased consulting project work and greater mid to large sized projects in our Claims Administration service offering.  The Information Management reporting unit’s 10.5 percent contribution was largely attributable to improvements in the government and mortgage vertical markets.  In contrast, the HealthSERVE service offering’s revenue declined 7.7 percent, in large part due to customer attrition, collection issues and revenue losses related to Hurricane Katrina in the release of information offering.

Full Year Revenue Results

From Continuing Operations

(in millions)

	2004	2005	% Change
As Reported	$381.6	$415.9	9.0%
Less: Remediation Revenue	—	(8.1)	N/A
As Adjusted	$381.6	$407.8	6.9%

Cash Flow and Debt

The Company reported fourth quarter operating cash flow from continuing operations of $22.9 million compared to $13.0 million during the same period in 2004.  The current quarter includes approximately $8.2 million related to the legal settlement discussed above.  The Company reported full year operating cash flow from continuing operations of $63.8 million, including approximately $28.2 million related to such legal settlement.

Days sales outstanding were 44 business days compared to 47 business days for the third quarter of 2005 and 45 days for the fourth quarter of 2004.

During the fourth quarter of 2005, the Company’s debt outstanding decreased to $38.1 million compared to $60.7 million as of September 30, 2005. The Company’s debt to total capital was approximately 11 percent at the end of the fourth quarter of 2005.

New Business Wins

The Company entered into contracts with new customers, and generated new business from existing customers and the renewal of existing customers’ contracts during the fourth quarter and the full year of 2005 with an estimated total undiscounted contract value of approximately $34 million and $247 million, respectively.

The total estimated undiscounted value of contracts closed is an estimate of the total expected revenue to be derived over the term of the contract measured at the approximate time of contract execution.  The Company has not undertaken, and does not undertake, to update such estimates over time.  Anticipated contract volumes and revenue routinely increase or decrease from the date the contract is executed causing the contract value estimated at contract execution to change, in some case by material amounts. Further, contracts from time to time are subsequently partially or completely terminated by us or by the customer, and such contracts may have represented a large portion of the expected revenue estimated at the time of contract execution.  As such, estimates on such dates may not represent current estimates for such contracts.

Potential Merger

On March 8, 2006, the Company announced that it had entered into an Agreement and Plan of Merger, dated as of March 7, 2006 (the “Merger Agreement”), among the Company, CorpSource Holdings, LLC (“Purchaser”) and CorpSource MergerSub, Inc. (“Merger Sub”). Purchaser and Merger Sub are entities affiliated with Apollo Management, L.P. (“Apollo”).  The Merger Agreement contemplates that Merger Sub will be merged with and into the Company (the “Merger”) and each outstanding share of common stock of the Company will be converted into the right to receive $25.00 per share in cash, without interest.  The consummation of the Merger is subject to various customary conditions, including adoption of the Merger Agreement by the Company’s stockholders, expiration of the antitrust waiting period, the absence of a material adverse change in the Company’s business and the receipt of committed debt financing by Purchaser.  No assurance can be given that such conditions will be satisfied or waived.

The Merger Agreement contains representations and warranties by the Company, Purchaser and Merger Sub. The representations and warranties reflect negotiations between the parties to the Merger Agreement and, in certain cases, merely represent allocation decisions among the parties and may not be statements of fact.  As such, the representations and warranties are solely for the benefit of the parties to the Merger Agreement and may be limited or modified by a variety of factors, including: subsequent events, information included in public filings, disclosures made during negotiations, correspondence between the parties and disclosure schedules to the Merger Agreement.  Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time and you should not rely on them as statements of fact.

Given the concurrent filing of the Company’s detailed Annual Report on Form 10-K, the Company does not intend to schedule an investor conference call to discuss the Company’s fourth quarter and year end results.

About SOURCECORP®

SOURCECORP, Incorporated provides business process outsourcing solutions and specialized high value consulting services to clients throughout the U.S. SOURCECORP leverages deep horizontal process knowledge into information-intensive industries including commercial, financial, government, healthcare, and legal. Headquartered in Dallas, the Company serves clients throughout the United States through a network of locations in the US, Mexico and India. SOURCECORP is a component of both the S&P Small Cap 600 Index and the Russell 2000 Index.

For more information about SOURCECORP’s solutions, including case-study examples, visit the SOURCECORP website at www.sourcecorp.com.

The statements in this press release that are not historical fact are forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from such forward-looking statements. These forward-looking statements include, but are not limited to any financial estimates, projections, and estimates of future contract values included in this press release. The aforementioned risks and uncertainties include, without limitation, the risks and uncertainties relating to: the satisfaction or waiver of the conditions to the completion of the potential merger, including stockholder approval, the absence of a material adverse change and Apollo’s receipt of its debt financing; the actual final costs, outcome and impact of our internal investigation and ongoing SEC investigation; the outcome of our currently pending putative securities class action matters; the integration of our operating companies; the timing, magnitude and impact of technological advances; the occurrences of a diminution in our existing customers’ needs for our services; a change in the amount companies outsource business processes; impact to margins resulting from a change in revenue mix as well as the risks and uncertainties detailed in SOURCECORP’s filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K. SOURCECORP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.

Contact SOURCECORP:

Barry Edwards, EVP & Chief Financial Officer: 214.740.6690

SOURCECORP®

Condensed Consolidated Statements of Operations

In Thousands (Except Per Share Data)

(Unaudited)

	Three Months Ended December 31,
	2005	2004
Total Revenue	$97,970	$92,033
Cost of services	57,398	55,981
Depreciation	3,670	3,273
Gross Profit	36,902	32,779
SG & A Expenses	30,442	29,651
Goodwill impairment	38,295	0
Amortization	206	277
Contingent consideration overpayment	0	0
Operating Income (loss)	(32,041)	2,851
Interest and other income (expense), net	7,294	(1,853)
Income (loss) from continuing operations before income taxes	(24,747)	998
Benefit for income taxes	(1,639)	(822)
Net income (loss) from continuing operations	(23,108)	1,820
Gain from discontinued operations, net of tax	—	45
Net income (loss)	$(23,108)	$1,865

Net income (loss) per share
Basic
Continuing Operations	$(1.48)	$0.12
Discontinued Operations	0.00	0.00
Total Operations	$(1.48)	$0.12

Diluted
Continuing Operations	$(1.48)	$0.11
Discontinued Operations	0.00	0.00
Total Operations	$(1.48)	$0.11

Weighted Average Common Shares Outstanding
Basic	15,604	15,681
Diluted	15,604	15,965

SOURCECORP®

Condensed Consolidated Statements of Operations

In Thousands (Except Per Share Data)

(Unaudited)

	Year Ended December 31,
	2005	2004
Total Revenue	$415,885	$381,645
Cost of services	234,041	229,227
Depreciation	14,238	12,677
Gross Profit	167,606	139,741
SG & A Expenses	122,495	109,717
Goodwill impairment	38,295	0
Amortization	825	991
Contingent consideration overpayment	789	10,165
Operating Income	5,202	18,868
Interest and other income (expense), net	25,944	(4,600)
Income from continuing operations before income taxes	31,146	14,268
Provision for income taxes	21,266	3,569
Net income from continuing operations	9,880	10,699
Gain (loss) from discontinued operations, net of tax	7	(2,600)
Net income	$9,887	$8,099

Net income per share
Basic
Continuing Operations	$0.63	$0.67
Discontinued Operations	0.00	(0.16)
Total Operations	$0.63	$0.51

Diluted
Continuing Operations	$0.61	$0.66
Discontinued Operations	0.00	(0.16)
Total Operations	$0.61	$0.50

Weighted Average Common Shares Outstanding
Basic	15,655	15,893
Diluted	16,076	16,217

SOURCECORP®

CONDENSED CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	Year Ended December 31,
	2005	2004
ASSETS
CURRENT ASSETS
Cash	$2,317	$3,722
Accounts receivable (net)	68,444	65,315
Deferred tax asset	7,835	5,272
Other current assets	7,561	12,094
Assets of discontinued operations	—	842
Total Current Assets	86,157	87,245

Property, plant & equipment (net)	39,939	39,603
Goodwill and other intangibles (net)	290,180	331,043
Other non-current assets	2,360	11,524
Total Assets	$418,636	$469,415

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$48,982	$52,549
Current maturities of long-term obligations	128	258
Income taxes payable	242	—
Liabilities of discontinued operations	—	326
Total Current Liabilities	49,352	53,133

Long-term debt	37,924	87,547
Deferred taxes and other long-term liabilities	26,999	36,314
Total Liabilities	114,275	176,994

STOCKHOLDERS’ EQUITY
Common Stock	157	157
Additional paid-in capital	197,684	193,925
Treasury stock	(501)	(501)
Deferred compensation	(6,002)	(4,296)
Retained earnings	113,023	103,136
Total Stockholders’ Equity	304,361	292,421

Total Liabilities and Stockholders’ Equity	$418,636	$469,415

SOURCECORP®

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Year Ended December 31,
	2005	2004
Income from continuing operations	$9,880	$10,699
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	15,063	13,668
Deferred tax provision	12,998	3,229
Stock-based compensation expense	3,092	2,383
Goodwill impairment	38,295	—
Other non-cash changes in income	(1,016)	—
Loss on sale of property, plant & equipment	584	858
Changes in working capital	(14,933)	(1,210)
Net cash provided by operating activities from continuing operations	63,963	29,627
Net cash used in operating activities from discontinued operations	(171)	(2,343)
Net cash provided by operations	63,792	27,284
Cash flows from investing activities
Purchase of property, plant & equipment	(13,826)	(17,058)
Proceeds from disposition of property, plant & equipment	52	49
Proceeds from divestiture	2,333	6,805
Cash paid for acquisitions, net of cash acquired	(4,367)	(17,495)
Net cash used in investing activities from continuing operations	(15,808)	(27,699)
Net cash used in investing activities from discontinued operations	—	(195)
Net cash used in investing activities	(15,808)	(27,894)
Cash flows from financing activities
Proceeds from common stock issuance, net	682	482
Cash paid for common stock repurchased	—	(11,884)
Proceeds from long-term obligations	232,460	300,962
Principal payments on long-term obligations	(282,294)	(287,035)
Cash paid for debt issuance costs	(237)	(290)
Net cash (used in) provided by financing activities from continuing operations	(49,389)	2,235
Net (decrease) increase in cash and cash equivalents	(1,405)	1,625
Cash and cash equivalents, beginning of period	3,722	2,097

Cash and cash equivalents, end of period	$2,317	$3,722